Claros Mortgage Trust, Inc.

Reports Second Quarter 2025 Results

New York, NY, August 6, 2025 – Claros Mortgage Trust, Inc. (NYSE: CMTG) (the “Company” or “CMTG”) today reported its financial results for the quarter ended June 30, 2025. The Company reported GAAP net loss of $181.7 million, or $1.30 per share, for the quarter ended June 30, 2025. Distributable Loss (a non-GAAP financial measure defined below) was $110.1 million, or $0.77 per share, and Distributable Earnings prior to realized losses were $14.8 million, or $0.10 per share, for the quarter ended June 30, 2025.

Second Quarter 2025 Highlights

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Loan resolutions of $1.0 billion of UPB.
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Four full repayments: $480.0 million of UPB
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Two discounted payoffs: $88.6 million of UPB – both watchlist loans
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Two loan sales: $303.9 million of UPB – both watchlist loans, one previously classified as held-for-sale
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Two mortgage foreclosures: $146.7 million of UPB – both watchlist loans collateralized by multifamily properties in the Phoenix and Las Vegas MSAs
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Loan resolutions subsequent to quarter-end of $548.4 million of UPB.
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One discounted payoff: $390.0 million of UPB – watchlist loan
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Two mortgage foreclosures: $158.4 million of UPB – both watchlist loans collateralized by multifamily properties in Dallas, TX
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Executed sale of five floors of office space and small retail space at our mixed-use REO, resulting in gross proceeds of $29 million.
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$5.0 billion loan portfolio with a weighted average all-in yield of 7.0%. (1)
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At June 30, 2025, total liquidity of $224 million, including $209 million of cash.
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At August 5, 2025, total liquidity of $323 million, including $310 million of cash.
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Unencumbered assets at quarter-end include $398 million of loan UPB and $115 million of REO carrying value.
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Refinanced our debt related to real estate owned hotel portfolio with a $235 million non-recourse loan with up to five years of term (including extension options).
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Provision for CECL reserves of $189.5 million, or $1.33 per share, for the quarter, primarily driven by specific reserves; as of quarter end, CECL reserves of $332.7 million on loans receivable, representing $2.32 per share.
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Represents approximately 6.4% of UPB at quarter-end, comprised of (i) specific reserves of 12.9% on UPB of risk rated 5 loans and (ii) general reserves of 3.8% on UPB of remaining loans.
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Book value of $12.27 per share.

Year to Date 2025 Highlights

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Resolved fifteen loans totaling $1.9 billion of UPB. Amount exceeds total resolution activity from each of the prior full three years.
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Resolved nine watchlist loans totaling $1.1 billion of UPB.
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Three of the remaining watchlist loans with a total UPB of $237.3 million are expected to be resolved through foreclosure in coming quarters.
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Reduced financing UPB by $1.1 billion, including deleveraging the loan portfolio by $237 million.
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Improved total liquidity by $221 million since year end 2024.

“We are seeing signs of a more constructive capital markets environment in commercial real estate, despite a prolonged period of elevated interest rates,” said Richard Mack, Chief Executive Officer and Chairman of CMTG. “We had a meaningful uptick in portfolio activity during the second quarter, including the realization of eight loans. As a result, we have more than doubled our liquidity position since year-end and feel we are well positioned to continue this positive progress into the second half of 2025.”

(1) Represents the weighted average annualized yield to initial maturity of each loan, inclusive of coupon, and fees received, based on the applicable floating benchmark rate/floors (if applicable), in place as of June 30, 2025. For loans placed on non-accrual, the annualized yield to initial maturity used in calculating the weighted average annualized yield to initial maturity is 0%.

Teleconference Details

A conference call to discuss CMTG’s financial results will be held on Thursday, August 7, 2025, at 9:00 a.m. ET. The conference call may be accessed by dialing 1-833-470-1428 and referencing the Claros Mortgage Trust, Inc. teleconference call; access code 360276.

The conference call will also be broadcast live over the internet and may be accessed through the Investor Relations section of CMTG’s website at www.clarosmortgage.com. An earnings presentation accompanying the earnings release and containing supplemental information about the Company’s financial results may also be accessed through this website in advance of the call.

For those unable to listen to the live broadcast, a webcast replay will be available on CMTG’s website or by dialing 1-866-813-9403, access code 301374, beginning approximately two hours after the event.

About Claros Mortgage Trust, Inc.

CMTG is a real estate investment trust that is focused primarily on originating senior and subordinate loans on transitional commercial real estate assets located in major markets across the U.S. CMTG is externally managed and advised by Claros REIT Management LP, an affiliate of Mack Real Estate Credit Strategies, L.P. Additional information can be found on the Company’s website at www.clarosmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CMTG intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by CMTG’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of CMTG’s performance in future periods. Except as required by law, CMTG does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Definitions

Distributable Earnings (Loss):

Distributable Earnings (Loss) is a non-GAAP measure used to evaluate our performance excluding the effects of certain transactions, non-cash items and GAAP adjustments, as determined by our Manager. Distributable Earnings (Loss) is a non-GAAP measure, which the Company defines as net income (loss) in accordance with GAAP, excluding (i) non-cash stock-based compensation expense, (ii) real estate owned held-for-investment depreciation and amortization, (iii) any unrealized gains or losses from mark-to-market valuation changes (other than permanent impairments) that are included in net income (loss) for the applicable period, (iv) one-time events pursuant to changes in GAAP and (v) certain non-cash items, which in the judgment of our Manager, should not be included in Distributable Earnings (Loss). Furthermore, the Company presents Distributable Earnings prior to realized gains and losses, which such gains and losses include charge-offs of principal, accrued interest receivable, and/or exit fees as the Company believes this more easily allows our Board, Manager, and investors to compare our operating performance to our peers, to assess our ability to declare and pay dividends, and to determine our compliance with certain financial covenants. Pursuant to the Management Agreement, we use Core Earnings, which is substantially the same as Distributable Earnings (Loss) excluding incentive fees, to determine the incentive fees we pay our Manager.

The Company believes that Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses provide meaningful information to consider in addition to our net income (loss) and cash flows from operating activities in accordance with GAAP. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses do not represent net income (loss) or cash flows from operating activities in accordance with GAAP and should not be considered as an alternative to GAAP net income (loss), an indication of our cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, the Company’s methodology for calculating these non-GAAP measures may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, the Company’s reported Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses may not be comparable to the Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses reported by other companies.

In order to maintain the Company’s status as a REIT, the Company is required to distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, as dividends. Distributable Earnings (Loss), Distributable Earnings prior to realized gains and losses, and other similar measures, have historically been a useful indicator over time of a mortgage REIT’s ability to cover its dividends, and to mortgage REITs themselves in determining the amount of any dividends to declare. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are key factors, among others, considered by our Board in determining the dividend each quarter and as such the Company believes Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are also useful to investors.

While Distributable Earnings (Loss) excludes the impact of our provision for or reversal of current expected credit loss reserve, charge-offs of principal, accrued interest receivable, and/or exit fees are recognized through Distributable Earnings (Loss) when deemed non-recoverable. Non-recoverability is determined (i) upon the resolution of a loan (i.e., when the loan is repaid, fully or partially, when the Company acquires title in the case of foreclosure, deed-in-lieu of foreclosure, or assignment-in-lieu of foreclosure, or when the loan is sold or anticipated to be sold for an amount less than its carrying value), or (ii) with respect to any amount due under any loan, when such amount is determined to be uncollectible.

In determining Distributable Earnings (Loss) per share and Distributable Earnings per share prior to realized gains and losses, the dilutive effect of unvested RSUs is considered. The weighted average diluted shares outstanding used for Distributable Earnings (Loss) and Distributable Earnings per share prior to realized gains and losses have been adjusted from weighted average diluted shares under GAAP to include weighted average unvested RSUs.

Book Value per Share:

Book Value per share is calculated as (i) total equity divided by (ii) number of shares of common stock outstanding and RSUs at period end.

Contact Information

Investor Relations:

Claros Mortgage Trust, Inc.

Anh Huynh

212-484-0090

cmtgIR@mackregroup.com

Media Relations:

Financial Profiles

Kelly McAndrew

203-613-1552

Kmcandrew@finprofiles.com

Claros Mortgage Trust, Inc.

Reconciliation of Net Loss to Distributable Loss

(Amounts in thousands, except share and per share data)

	Three Months Ended
	June 30, 2025	March 31, 2025
Net loss	$(181,707)	$(78,623)
Adjustments:
Non-cash stock-based compensation expense	4,762	5,074
Provision for current expected credit loss reserve	189,489	41,123
Depreciation and amortization expense	845	438
Amortization of above and below market lease values, net	334	354
Loss on extinguishment of debt	-	547
Valuation adjustment for loan receivable held-for-sale	(827)	42,594
Loss on real estate owned held-for-sale	313	49
Loss on partial sale of real estate owned	1,640	-
Distributable Earnings prior to realized losses	$14,849	$11,556
Loss on extinguishment of debt	-	(547)
Principal charge-offs (1)	(120,817)	(46,653)
Loss on real estate owned held-for-sale	(313)	(49)
Loss on partial sale of real estate owned	(1,640)	-
Previously recognized depreciation and amortization on portion of real estate owned (2)	(2,140)	-
Distributable Loss	$(110,061)	$(35,693)
Weighted average diluted shares - Distributable Loss	142,922,632	142,192,694
Diluted Distributable Earnings per share prior to realized losses	$0.10	$0.08
Diluted Distributable Loss per share	$(0.77)	$(0.25)

1.
For the three months ended June 30, 2025, amount includes a $2.9 million charge-off of accrued interest receivable related to the anticipated foreclosures of multifamily properties in July 2025. For the three months ended March 31, 2025, amount includes a $3.5 million charge-off of accrued interest receivable and a $0.5 million charge-off of an exit fee related to the discounted payoff of a land loan.
2.
Reflects previously recognized depreciation and amortization on the portion of our mixed-use real estate owned asset that was sold during the three months ended June 30, 2025. Amount not previously recognized in Distributable Earnings (Loss).